UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Behringer Harvard Multifamily REIT I, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BEHRINGER HARVARD MULTIFAMILY REIT I, INC.

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

To be held June 23, 2009

TIME AND DATE:	1:00 p.m. local time on June 23, 2009

PLACE:	Executive Offices of the Company 15601 Dallas Parkway, Suite 600 Addison, Texas 75001

ITEMS OF BUSINESS:

(1)          To elect six individuals to serve on the board of directors until the next annual meeting of stockholders and until their respective successors are duly elected and qualified.

(2)          To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

RECORD DATE:	You can vote if you were a stockholder of record as of the record date, the close of business on March 30, 2009.

ANNUAL REPORT:	Our 2008 Annual Report, which is not a part of the proxy soliciting material, is enclosed.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:	The proxy statement, including a form of proxy, and annual report to stockholders are available online at www.behringerharvard.com/proxy.

PROXY VOTING:

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your proxy as soon as possible. You may submit your proxy for the Annual Meeting by completing, signing, dating and returning the enclosed proxy card in the pre-addressed envelope provided or by using the telephone or the Internet. For specific instructions on how to vote your shares, please refer to the instructions on the proxy card.

By Order of the Board of Directors,

Daniel J. Rosenberg
Secretary

April 30, 2009

Dallas, Texas

BEHRINGER HARVARD MULTIFAMILY REIT I, INC.

15601 Dallas Parkway, Suite 600

Addison, Texas  75001

PROXY STATEMENT

2009 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 23, 2009

We are providing these proxy materials in connection with the solicitation by the board of directors of Behringer Harvard Multifamily REIT I, Inc. (“Behringer Harvard Multifamily REIT I,” the “Company,” “we,” “our” or “us”), a Maryland corporation, of proxies for use at the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 23, 2009, at 1:00 p.m. local time at the offices of the Company, 15601 Dallas Parkway, Suite 600, Addison, Texas 75001 and at any adjournments or postponements thereof for the purposes set forth in the accompanying Notice of 2009 Annual Meeting.

This proxy statement (“Proxy Statement”), form of proxy and voting instructions are first being mailed or given to stockholders on or about April 30, 2009.

Annual Report

Our Annual Report for the year ended December 31, 2008, including a copy of our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission (the “SEC”), is being mailed together with this Proxy Statement to each of our stockholders of record at the close of business on March 30, 2009.  Our Annual Report on Form 10-K may be accessed online through the website maintained for us at www.behringerharvard.com or through the SEC’s website at www.sec.gov.  In addition, you may request a copy of our Form 10-K by writing or telephoning us at the following address:  15601 Dallas Parkway, Suite 600, Addison, Texas 75001, telephone (866) 655-3600.

Stockholders Entitled to Vote

Holders of our common stock at the close of business on March 30, 2009 (the “Record Date”) are entitled to receive this notice and to vote their shares at the Annual Meeting.  As of the Record Date, there were 20,593,371 shares of our common stock outstanding.  Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

HOW TO VOTE IF YOU ARE A STOCKHOLDER OF RECORD

Your vote is important.  You can save us the expense of a second mailing by voting promptly.

Simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.  Voting by proxy will not limit your right to vote at the Annual Meeting if you decide to attend in person.  If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

All proxies that have been properly authorized and not revoked will be voted at the Annual Meeting.  If you submit a proxy but do not indicate any voting instructions, the shares represented by that proxy will be voted FOR the election of each of the six nominees named herein.  With respect to any other business that may properly come before the stockholders for a vote at the Annual Meeting, your shares will be voted in the discretion of the holders of the proxy.

Required Vote

Each share of common stock outstanding on the Record Date is entitled to one vote on all matters coming before the Annual Meeting.  If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for quorum purposes and for all other matters as well.  The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum.  A stockholder may withhold his or her vote in the election of directors or abstain with respect to each other item submitted for stockholder approval.  Withheld votes and abstentions will be counted as present and entitled to vote for purposes of determining the existence of a quorum but will not be counted as votes cast.

A majority of the votes represented in person or by proxy at the Annual Meeting is required for the election of each director, provided a quorum is present.  Withheld votes and abstentions will have the effect of a vote against each nominee for director.

Proxy Voting By Telephone or Internet

Stockholders of record who live in the United States may authorize proxies by following the “Vote by Phone” instructions on their proxy cards. Stockholders of record with Internet access may also submit proxies by following the “Vote by Internet” instructions on their proxy cards.  The telephone and Internet voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to authorize a proxy and confirm that their instructions have been properly recorded.

Please refer to the enclosed proxy card for instructions.  If you choose not to authorize a proxy by telephone or Internet, please complete, sign and return the paper proxy card in the pre-addressed, postage-paid envelope provided with this Proxy Statement.

Voting on Other Matters

Our board of directors does not presently intend to bring any business before the Annual Meeting other than the proposal discussed in this Proxy Statement and specified in the Notice of the Annual Meeting.  If other matters are properly presented at the Annual Meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you.  As of the date of this Proxy Statement, we are not aware of any other matters to be raised at the Annual Meeting.

Revocation of Proxies

You can revoke your proxy at any time before it is voted by:

•                  providing written notice of such revocation to the Secretary of Behringer Harvard Multifamily REIT I;

•                  signing and submitting a new proxy card with a later date;

•                  authorizing a new proxy by telephone or Internet (your latest telephone or Internet proxy will be counted); or

•                  attending and voting your shares in person at the Annual Meeting.  Attending the Annual Meeting will not revoke your proxy unless you specifically request.

Proxy Solicitation

We will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy card and any additional solicitation material that we may provide to stockholders.  We have engaged employees of Harvard Property Trust, LLC, an affiliate of our advisor, Behringer Harvard Multifamily Advisors I LP (“Behringer Harvard Multifamily Advisors I”), to assist with the solicitation of proxies in conjunction with the annual meeting for a fee of approximately $10,000, plus reasonable out-of-pocket expenses.  Furthermore, we may reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of our common stock.  Apart from the arrangements with our advisor described above, our officers and employees of our advisor or its affiliates may also solicit proxies, but they will not paid additional compensation for these services.

Interest of Certain Persons in Matters to Be Acted On

No director, executive officer, nominee for election as a director, associate of any director, executive officer or nominee or any other person has any substantial interest, direct or indirect, through security holdings or otherwise, in any matter to be acted upon at the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

The board of directors currently consists of six members, four of whom (Sami S. Abbasi, Roger D. Bowler, Jonathan L. Kempner and E. Alan Patton) have been determined by the board of directors to be “independent” as that term is defined in our charter.  The board of directors has proposed the following nominees for election as directors, each to serve for a term ending at the 2010 Annual Meeting of Stockholders: Robert M. Behringer, Robert S. Aisner, Sami S. Abbasi, Roger D. Bowler, Jonathan L. Kempner and E. Alan Patton.  Each nominee currently serves as a director and, if reelected as a director, will continue in office until his successor has been elected and qualified, or until his earlier death, removal, resignation or retirement.  The persons named in the enclosed proxy card intend to vote the proxy for the election of each of the six nominees, unless you indicate on the proxy card that your vote should be withheld from any or all of the nominees.

We expect each nominee for election as a director to be able to serve if elected.  If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the board chooses to reduce the number of directors serving on the board.

The principal occupations and certain other information about the nominees are set forth below.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” ALL NOMINEES
TO BE ELECTED AS DIRECTORS.

Robert M. Behringer, 61, is our Chairman of the Board. Mr. Behringer is also the founder, sole manager and Chief Executive Officer of Behringer Harvard Holdings, LLC, the indirect parent company of our advisor.  Mr. Behringer also serves as Chairman of the Board of Behringer Harvard REIT I, Inc. (“Behringer Harvard REIT I”), Behringer Harvard REIT II, Inc. (“Behringer Harvard REIT II”) (which as of the date of this Proxy Statement, its initial registration statement had been filed, but not yet declared effective), Behringer Harvard Opportunity REIT I, Inc. (“Behringer Harvard Opportunity REIT I”) and Behringer Harvard Opportunity REIT II, Inc. (“Behringer Harvard Opportunity REIT II”), all publicly registered real estate investment trusts.  In addition to overseeing various real estate transactions, as an officer and director of Behringer Harvard-sponsored programs and their advisors, Mr. Behringer has overseen the acquisition, structuring and management of various types of real estate-related loans, including mortgages and mezzanine loans.  Since 2002, Mr. Behringer has been a general partner of Behringer Harvard Short-Term Opportunity Fund I LP (“Behringer Harvard Short-Term Opportunity Fund”) and Behringer Harvard Mid-Term Value Enhancement Fund I LP (“Behringer Harvard Mid-Term Value Enhancement Fund”), each a publicly registered real estate limited partnership.  Mr. Behringer also controls the general partners of Behringer Harvard Strategic Opportunity Fund I LP (“Behringer Harvard Strategic Opportunity Fund I”) and Behringer Harvard Strategic Opportunity Fund II LP (“Behringer Harvard Strategic Opportunity Fund II”), private real estate limited partnerships.  Since 2001, Mr. Behringer also has been the Chief Executive Officer of the other companies affiliated with Behringer Harvard Holdings, LLC.

From 1995 until 2001, Mr. Behringer was Chief Executive Officer of Harvard Property Trust, Inc., a privately-held REIT formed by Mr. Behringer that has been liquidated and that had a net asset value of approximately $200 million before its liquidation.  Before forming Harvard Property Trust, Inc., Mr. Behringer invested in commercial real estate as Behringer Partners, a sole proprietorship formed in 1989 that invested in single asset limited partnerships.  From 1985 until 1993, Mr. Behringer was Vice President and Investment Officer of Equitable Real Estate Investment Management, Inc. (now known as Lend Lease Real Estate Investments, Inc.), one of the largest pension funds advisors and owners of real estate in the United States.  While at Equitable, Mr. Behringer was responsible for its General Account Real Estate Assets located in the south-central United States, which included working on mortgage loan “workouts” and restructurings.  The portfolio included institutional-quality office, industrial, retail, apartment and hotel properties exceeding 17 million square feet with a value of approximately $2.8 billion.  Mr. Behringer’s experience at Equitable required him to negotiate unique terms (such as loan length, interest rates, principal payments, loan covenants (i.e., debt to equity ratios), collateral, guaranties and general credit enhancements) for each restructured loan, specifically tailored to the debtor’s particular facts and circumstances and market conditions.  Although Mr. Behringer was a significant participant in acquisitions, management, leasing, redevelopment and dispositions, his primary responsibility was to increase net operating income and the overall value of the portfolio.

Mr. Behringer has over 25 years of experience in real estate investment, management and finance activities, including approximately 140 different properties with over 24 million square feet of office, retail, industrial, apartment, hotel and recreational space.  Since the founding of the Behringer Harvard organization, Mr. Behringer’s experience includes an additional approximately 130 properties, with over approximately 30 million square feet of office, retail, industrial, apartment, hotel and recreational properties.  Mr. Behringer is a Certified Property Manager, Real Property Administrator and Certified Hotel Administrator, holds FINRA Series 7, 24 and 63 registrations and is a member of the Institute of Real Estate Management, the Building Owners and Managers Association, the Urban Land Institute and the Real Estate Council.  Mr. Behringer was also a licensed certified public accountant for over 20 years.  Mr. Behringer received a Bachelor of Science degree from the University of Minnesota.

Robert S. Aisner, 62, is our Chief Executive Officer and also serves as one of our directors.  In addition, Mr. Aisner serves as President, Chief Executive Officer and a director of Behringer Harvard REIT I, Behringer Harvard Opportunity REIT I and Behringer Harvard Opportunity REIT II and Chief Executive Officer and President of Behringer Harvard REIT II.  Mr. Aisner is also Chief Executive Officer of our advisor.  Mr. Aisner has over 30 years of commercial real estate experience.  In addition to Mr. Aisner’s commercial real estate experience, as an officer and director of Behringer Harvard-sponsored programs and their advisors, Mr. Aisner has overseen the acquisition, structuring and management of various types of real estate-related loans, including mortgages and mezzanine loans.    From 1996 until joining Behringer Harvard in 2003, Mr. Aisner served as:  (1) Executive Vice President of AMLI Residential Properties Trust, formerly a New York Stock Exchange-listed REIT focused on the development, acquisition and management of upscale apartment communities and served as advisor and asset manager for institutional investors with respect to their multifamily real estate investment activities; (2) President of AMLI Management Company, which oversaw all of AMLI’s apartment operations in 80 communities; (3) President of the AMLI Corporate Homes division that managed AMLI’s corporate housing properties; (4) Vice President of AMLI Residential Construction, a division of AMLI that performed real estate construction services; and (5) Vice President of AMLI Institutional Advisors, the AMLI division that served as institutional advisor and asset manager for institutional investors with respect to their multifamily real estate activities.  Mr. Aisner also served on AMLI’s Executive Committee and Investment Committee.  During Mr. Aisner’s tenure, AMLI was actively engaged in real estate debt activities, some of which were similar to our current loan structures.  In February 2006, AMLI merged into an indirect subsidiary of Morgan Stanley Real Estate’s Prime Property Fund, and the consideration paid for AMLI represented a 20.7% premium over the closing price of its common shares on the last full trading day prior to the public announcement of the merger.  From 1994 until 1996, Mr. Aisner owned and operated Regents Management, Inc., which had both a multifamily development and construction group and a general commercial property management group.  From 1984 to 1994, Mr. Aisner served as Vice President of HRW Resources, Inc., a real estate development and management company.  Mr. Aisner received a Bachelor of Arts degree from Colby College and a Masters of Business Administration degree from the University of New Hampshire.

Sami S. Abbasi, 43, has served as one of our non-employee directors since November 2006.  Mr. Abbasi has served as Chairman and Chief Executive Officer of National Surgical Care, Inc., which owns, develops, and operates surgical facilities in partnership with physicians and healthcare systems, since January 2007.  From November 2004 to November 2006, Mr. Abbasi served as President and Chief Executive Officer of Radiologix, Inc., a provider of diagnostic imaging services, which was acquired by RadNet, Inc., formerly known as Primedex Health Systems, Inc., in November 2006.  From February 2005 until November 2006, Mr. Abbasi served as a director of Radiologix.  Mr. Abbasi served as Executive Vice President and Chief Operating Officer of Radiologix from October 2003 until November 2004 and as Executive Vice President and Chief Financial Officer of Radiologix from December 2000 until March 2004.  Radiologix was a leading national provider of diagnostic imaging services and was listed on the American Stock Exchange until its November 2006 acquisition by Primedex.  From January 2000 through June 2000, Mr. Abbasi served as Chief Financial Officer and Chief Operating Officer of Adminiquest, Inc., a private company that provided web-enabled and full-service outsourcing solutions to the insurance and benefits industry.  From August 1996 through December 1999, Mr. Abbasi was Senior Vice President and Chief Financial Officer of Radiologix.  From January 1995 through July 1996, Mr. Abbasi served as Vice President in the Healthcare Group of Robertson, Stephens and Company, where he was responsible for investment banking business development and executing a broad range of corporate finance transactions and mergers and acquisitions.  From June 1988 through January 1995, Mr. Abbasi held various positions at Citicorp Securities, including Vice President and Senior Industry Analyst in the Healthcare Group.  Mr. Abbasi received his Masters of Business Administration from the University of Rochester and his Bachelor of Arts, magna cum laude, in Economics from the University of Pennsylvania.

Roger D. Bowler, 64, has served as one of our non-employee directors since November 2006.  Mr. Bowler served in various capacities at Embrey Partners, Ltd., a San Antonio, Texas based apartment development and management company, from 1981 through 2006.  From 1991 through 2006, Mr. Bowler served as Executive Vice President for Embrey and was responsible for corporate operations, as well as project feasibility, financing, and sales.  On December 31, 2006, Mr. Bowler retired from full-time employment at Embrey.  Mr. Bowler is currently providing consulting services to Embrey on a part-time basis.  Prior to his full-time employment at Embrey, Mr. Bowler established and managed a corporate planning group for a Midwest bank holding company.  Mr. Bowler also served as the Senior Financial Officer for a Houston retail and office developer.  Mr. Bowler earned a Bachelor’s degree in Accounting and a Masters of Business Administration in finance from Michigan State University.  From 1984 through 2006, Mr. Bowler served on the Advisory Board of Directors for the JP Morgan Chase Bank of San Antonio.  Mr. Bowler currently serves on the Board of Directors for the Marathon Title Insurance Company and American Village Communities, Inc. of Fairfax, Virginia.  Mr. Bowler is a member of the National Multi Housing Council.

Jonathan L. Kempner, 58, has served as one of our non-employee directors since November 2008.  Mr. Kempner was President and Chief Executive Officer of the Mortgage Bankers Association (“MBA”) from April 2001 to December 2008. MBA is the national association representing the real estate finance industry with over 2,400 member companies, including mortgage companies, mortgage brokers, commercial banks, thrifts life insurance companies and others in the mortgage lending field.  In addition, Mr. Kempner served on MBA’s Board of Directors (ex officio) and on the board of its business development affiliate, Lender Technologies Corp.

Prior to assuming this role, for 14 years, Mr. Kempner was President of the National Multi Housing Council, a leading trade association representing apartment owners, managers, developers, lenders and service providers. Previously from 1983 to 1987, Mr. Kempner was Vice President and General Counsel of Oxford Development Corp., a privately-owned real estate services firm in Maryland, with a focus on commercial real estate development, asset and property management, brokerage and investment advisory services. From 1982 to 1983, Mr. Kempner served as Assistant Director and General Counsel of the Pennsylvania Avenue Development Corp., a federally-owned real estate firm.  From 1981 to 1982, Mr. Kempner also served as Assistant General Counsel to the Charles E. Smith Companies, a significant owner and developer of apartment complexes.

Mr. Kempner practiced law with Fried Frank, a leading international commercial law firm, from 1977 to 1980, immediately following a clerkship for U.S. District Judge David W. Williams of the Central District of California.  Mr. Kempner also served as a Special Consultant to the U.S. Department of the Treasury Office of

Capital Markets and as a Staff Assistant to the Subcommittee on Representation of Citizen Interests of the U.S. Senate Committee on the Judiciary and in the office of Sen. Abraham Ribicoff.

Mr. Kempner holds a bachelor’s degree from the University of Michigan (high honors and high distinction, Phi Beta Kappa) and a law degree from Stanford University Law School, where he served on the Stanford Law Review. Mr. Kempner serves on the editorial boards of numerous real estate publications and is on the board of directors of three nonprofit organizations: Greater DC Cares, Yachad and the Ciesla Foundation.

E. Alan Patton, 46, has served as one of our non-employee directors since November 2006.  Mr. Patton is President of The Morgan Group, Inc., an apartment development and management company, and has been responsible for the day-to-day operations of The Morgan Group since 1999.  From 1990 to 1998, Mr. Patton was the Managing Director of the Chase Bank of Texas Realty Advisory Group (formerly known as Texas Commerce Realty Advisors).  During his eight-year tenure at Chase Bank, Mr. Patton developed and managed Chase’s Real Estate Mezzanine Financing product, worked in the Real Estate Workout/Restructuring Group and the Commercial Real Estate Lending Group. Mr. Patton previously served as a Project Manager with a Houston-based commercial general contractor, Miner-Dederick Companies, Inc., where he managed office and medical building construction projects nationwide for eight years.  Mr. Patton attended Harding University and the University of Houston, from which he received his Bachelor in Science — Finance degree and his Masters of Business Administration.  Mr. Patton is on the Board of Directors of the National Multi Housing Council and a council member of the Urban Land Institute.

Independence

As required by our charter, a majority of the members of our board of directors must qualify as “independent” as affirmatively determined by the board.  The board consults with our legal counsel to ensure that the board’s determinations are consistent with the New York Stock Exchange (“NYSE”) rules and applicable SEC rules regarding the definition of “independent.”

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members, and Behringer Harvard Multifamily REIT I, our senior management and our independent registered public accounting firm, the board has determined that the majority of the members of our board, and all of the members of our audit committee, compensation committee and nominating committee, are independent.

Meetings of the Board of Directors and Committees

During the fiscal year ended December 31, 2008, the board met eleven times and took action by unanimous written consent three times.  Each of our non-employee directors attended 100% of the aggregate number of meetings of the board and all meetings of the committees on which he served during 2008.  Messrs. Behringer and Aisner attended eight and eleven of the board meetings held in 2008, respectively.  We encourage our directors to attend our stockholder meetings.  In 2008, all of our directors, with the exception of Mr. Kempner who was not a director at the time of the special meeting, attended the special meeting of stockholders. Our entire board considers all major decisions concerning our business, including any investments we make.  However, our board has established committees so that certain functions can be addressed in more depth than may be possible at a full board meeting.  The board of directors has established three permanent committees: the Audit Committee; the Compensation Committee; and the Nominating Committee.

Audit Committee.  The Audit Committee consists of non-employee directors Mr. Abbasi, the chairman, and Messrs. Bowler, Patton and Kempner (who was appointed as a member in March 2009).  Our board of directors has determined that Mr. Abbasi is an “audit committee financial expert,” as defined by the rules of the SEC.  The Audit Committee’s primary functions are to evaluate and approve the services and fees of our independent registered public accounting firm, to periodically review the independent registered public accounting firm’s independence, and to assist our board of directors in fulfilling its oversight responsibilities by reviewing the financial information to be provided to the stockholders and others, the system of internal controls that management has established and the audit and financial reporting process.  The Audit Committee has adopted a written charter approved by the board of directors, which can be found on the website maintained for us at www.behringerharvard.com.  Each of the members of the Audit Committee is “independent” under NYSE rules, applicable SEC rules and our charter.  During the fiscal year ended December 31, 2008, the Audit Committee met four times.

Compensation Committee.  Our board of directors also has established a Compensation Committee to assist the board of directors in discharging its responsibility in all matters of compensation practices, including any salary and other forms of compensation for our executive officers and our directors.  The Compensation Committee consists of non-employee directors Mr. Patton, the chairman, and Messrs. Abbasi, Bowler and Kempner.

The primary duties of the Compensation Committee include reviewing all forms of compensation for our executive officers, if we determine to compensate them, and our directors, approving all stock option grants, warrants, stock appreciation rights and other current or deferred compensation payable with respect to the current or future value of our shares and advising the board on changes in compensation.  The Company does not have employment agreements with the executive officers and other key personnel of us, our advisor and its affiliates.  If we determine to hire employees, our Compensation Committee also would be charged with overseeing our compensation practices with respect to those employees.  Currently, we do not compensate our executive officers, and only our directors who are not employed by us or our affiliates, or by Behringer Harvard Multifamily Advisors I or its affiliates, receive compensation for their services to us.  Our executive officers do not have a role in determining the amount of director compensation, and our Compensation Committee has not engaged any compensation consultants to recommend or otherwise determine the amount or form of director compensation.  The Compensation Committee also administers the Behringer Harvard Multifamily REIT I, Inc. Amended and Restated 2006 Incentive Award Plan (the “Incentive Award Plan”).

The Compensation Committee has adopted a written charter approved by the board of directors, which can be found on the website maintained for us at www.behringerharvard.com.  Each of the members of the Compensation Committee is “independent” under NYSE rules, applicable SEC rules and our charter.  During the fiscal year ended December 31, 2008, the Compensation Committee did not meet.

Nominating Committee.  The Nominating Committee consists of non-employee directors Mr. Bowler, the chairman, and Messrs. Abbasi, Kempner and Patton.  The Nominating Committee recommends nominees to serve on our board of directors.  The Nominating Committee has adopted a written charter approved by the board of directors, which can be found on the website maintained for us at www.behringerharvard.com.  Each of the members of the Nominating Committee is “independent” under NYSE rules, applicable SEC rules and our charter.  During the fiscal year ended December 31, 2008, the Nominating Committee met one time.

The Nominating Committee will consider nominees recommended by stockholders if submitted to the committee in accordance with the procedures specified in Section 2.13 of our Third Amended and Restated Bylaws, as amended.  Generally, this requires that the stockholder send certain information about the nominee to our Secretary between 120 and 150 days prior to the first anniversary of the mailing of notice for the annual meeting held in the prior year.  Because our directors take a critical role in guiding our strategic direction and oversee our management, board candidates must demonstrate broad-based business and professional skills and experiences, a global business and social perspective, concern for the long-term interests of our stockholders, and personal integrity and judgment.  In addition, directors must have time available to devote to board activities and to enhance their knowledge of our industry.  The Nominating Committee is responsible for assessing the appropriate mix of skills and characteristics required of board members in the context of the perceived needs of the board at a given point in time and will periodically review and recommend for approval by the board any updates to the criteria as deemed necessary.  Diversity in personal background, race, gender, age and nationality for the board as a whole may be taken into account favorably in considering individual candidates.  The Nominating Committee will evaluate the qualifications of each director candidate against these criteria in making its recommendation to the board concerning nominations for election or reelection as a director.  The process for evaluating candidates recommended by our stockholders pursuant to Section 2.13 of our Third Amended and Restated Bylaws will be no different than the process for evaluating other candidates considered by the Nominating Committee.  The nominees to be considered for membership to the board of directors at this Annual Meeting were recommended and nominated by the Nominating Committee on March 27, 2009 and approved by the full board.

Communication with Directors

We have established procedures for stockholders or other interested parties to communicate directly with our board of directors.  These parties can contact the board by mail at: Chairman of the Behringer Harvard Multifamily REIT I, Inc. Audit Committee, 5600 W. Lovers Lane, Suite 116, No. 110, Dallas, Texas 75209-4330.  The Chairman of the Audit Committee will receive all communications made by this means and will relay all communications to the board of directors.

Code of Ethics

Our board of directors has adopted a Code of Business Conduct Policy that is applicable to all members of our board of directors, our executive officers and employees of our advisor and its affiliates.  We have posted the policy on the website maintained for us at www.behringerharvard.com.  If in the future we amend, modify or waive a provision in the Code of Business Conduct Policy, we may, rather than filing a Current Report on Form 8-K, satisfy the disclosure requirement by posting promptly such information on the website maintained for us as necessary.

Directors’ Compensation

Effective September 2, 2008, we pay each of our directors who are not employees of the Company or Behringer Harvard Multifamily Advisors I or its affiliates an annual retainer of $25,000 per year.  In addition, we pay the chairman of our Audit Committee an annual retainer of $10,000 per year and the chairmen of our Compensation and Nominating Committees annual retainers of $5,000 per year.  These retainers will be paid quarterly in arrears.  In addition, we pay each of our directors who are not employees of the Company or Behringer Harvard Multifamily Advisors I or its affiliates (1) $1,000 for each board or committee meeting attended in person and (2) $500 for each board or committee meeting attended by telephone and for each written consent considered by the director.   All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors.  If a director also is an employee of us, or an employee of Behringer Harvard Multifamily Advisors I or its affiliates, we do not pay compensation for services rendered as a director.

Under our Incentive Award Plan, we issued each of our non-employee directors, with the exception of Mr. Kempner who was not appointed as a director until 2008, 1,000 shares of restricted common stock on the date he became a director in November 2006 and, after serving as a non-employee director for one year, another 1,000 shares of restricted common stock in contemplation of a second year of service as a non-employee director in November 2007.  We did not issue any shares of restricted common stock to our non-employee directors in 2008.

The following table further summarizes compensation paid to the non-employee directors during 2008:

	Fees Earned or Paid in Cash	Restricted Stock Awards(1)	Total
Sami S. Abbasi	$32,666.00	$0.00	$32,666.00
Roger D. Bowler	$29,500.00	$0.00	$29,500.00
Jonathan L. Kempner	$5,666.66	$0.00	$5,666.66
E. Alan Patton	$30,000.00	$0.00	$30,000.00

(1)                                  The value of restricted stock represents the amount of compensation cost under Statement of Financial Accounting Standards 123R.

Incentive Award Plan

Our Incentive Award Plan was approved by the board of directors on November 14, 2006 and by the stockholders on November 15, 2006 and later amended and restated and approved by the board of directors on March 14, 2008.  The Incentive Award Plan is administered by our Compensation Committee and provides for equity awards to our employees, directors and consultants and those of our advisor and its affiliates.  The Incentive Award Plan authorizes the grant of non-qualified and incentive stock options, restricted stock awards, restricted stock units, stock appreciation rights, dividend equivalents and other stock-based awards.  A total of 10,000,000 shares have been authorized and reserved for issuance under our Incentive Award Plan. There were no awards issued during 2008, and we currently have no plans to issue any additional awards under the Incentive Award Plan.

Equity Compensation Plan Information

The following table gives information regarding our equity compensation plans as of December 31, 2008:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	—		—	9,994,000
Equity compensation plans not approved by security holders	n/a		n/a	n/a
Total	—	(1)	—	9,994,000	(2)

(1)          Represents options that were granted pursuant to the Incentive Award Plan as of December 31, 2008.

(2)          All shares authorized for issuance pursuant to awards not yet granted under the Incentive Award Plan.

Executive Officers

In addition to Robert M. Behringer and Robert S. Aisner, as of March 30, 2009, the following individuals serve as our executive officers:

Robert J. Chapman, 61, is our President, President of our advisor and an Executive Vice President and Co-Chief Operating Officer of Harvard Property Trust, LLC, an affiliate of our sponsor and advisor.  Prior to joining Behringer Harvard in September 2007, Mr. Chapman was Executive Vice President and Chief Financial Officer of AMLI Residential Properties Trust, formerly a New York Stock Exchange-listed REIT, from December 1997 to August 2007.  In February 2006, AMLI merged into an indirect subsidiary of Morgan Stanley Real Estate’s Prime Property Fund, and the consideration paid for AMLI represented a 20.7% premium over the closing price of its common shares on the last full trading day prior to the public announcement of the merger.  Mr. Chapman also served as a non-employee board member and the audit committee chairman of Behringer Harvard Opportunity REIT I from March 2005 to August 2007.  From 1994 to 1997, Mr. Chapman was Managing Director of Heitman Capital Management Corporation.  Mr. Chapman served as Managing Director and Chief Financial Officer of JMB Institutional Realty Corporation in 1994 and as Managing Director and Chief Financial Officer of JMB Realty Corporation, where he was employed from 1976 to 1994.  From 1972 to 1976, Mr. Chapman was associated with KPMG LLP.  Mr. Chapman received a B.B.A. in Accounting in 1970 and an M.B.A. in Finance in 1971 from the University of Cincinnati.  Mr. Chapman is a CPA and, when previously affiliated with a broker-dealer, was a FINRA Registered Representative.  Mr. Chapman is, or has been, a member of the Association of Foreign Investors in Real Estate, the Mortgage Bankers Association, the National Association of Real Estate Investment Trusts, the National Multi Housing Council, Pension Real Estate Association, the Real Estate Investment Advisory Council, the Urban Land Institute, the International Council of Shopping Centers, the American Institute of Certified Public Accountants and the Illinois CPA Society.  Mr. Chapman has served as a Board Member of the National Association of Real Estate Companies and the Real Estate Advisory Council of the University of Cincinnati and is currently an adjunct professor of real estate finance at DePaul University in Chicago.

Mark T. Alfieri, 47, is our Chief Operating Officer and Chief Operating Officer of our advisor.  Mr. Alfieri also serves as Senior Vice President - Real Estate for Harvard Property Trust, LLC.  Prior to joining Behringer Harvard in May 2006, from January 1999 to April 2006 Mr. Alfieri was Senior Vice President of AMLI Residential Properties Trust, formerly a New York Stock Exchange-listed REIT, where he directed investment activities for the Southwest region.  During his seven-year tenure at AMLI Residential Properties Trust, Mr. Alfieri consummated over $1.4 billion in multifamily transactions.  From 2000 to 2006, Mr. Alfieri was a member of CEC, AMLI’s senior executive committee.  In February 2006, AMLI merged into an indirect subsidiary of Morgan Stanley Real Estate’s Prime Property Fund, and the consideration paid for AMLI represented a 20.7% premium over the closing price of its common shares on the last full trading day prior to the public announcement of the merger.  From 1991 until 1998, Mr. Alfieri was president and Chief Executive Officer of Revest Group, Inc., a regional full service investment company.  Revest was engaged in the acquisition and development of multifamily and commercial properties as a sponsor/general partner on behalf of international and domestic private investors.  Mr. Alfieri also was president and Chief Executive Officer of Revest Management Services.  Revest Management Services fee managed office, ministorage and multifamily properties.  Mr. Alfieri graduated from Texas A&M with a Bachelor of Business Administration degree in Marketing.  Mr. Alfieri is a licensed Real Estate Broker in the State of Texas.  Mr. Alfieri served on the Board of Directors of the National Multi Housing Council from 2002 to 2004 and is currently a member of the National Multi Housing Council.

Gerald J. Reihsen, III, 50, is our Executive Vice President — Corporate Development & Legal and Assistant Secretary.  Mr. Reihsen is also the Executive Vice President — Corporate Development & Legal and Assistant Secretary of our advisor and serves in these and similar executive capacities with other entities sponsored by Behringer Harvard Holdings, LLC, including Behringer Harvard REIT I, Behringer Harvard REIT II, Behringer Harvard Opportunity REIT I, and Behringer Harvard Opportunity REIT II.  Mr. Reihsen is also President of Behringer Securities LP.

For over 20 years, Mr. Reihsen’s business and legal background has centered on sophisticated financial and transactional matters, including commercial real estate transactions, real estate partnerships, and public and private securities offerings.  Prior to joining Behringer Harvard in 2001, for the period from 1985 to 2000, Mr. Reihsen practiced as an outside corporate securities attorney.  After serving from 1986 to 1995 in the corporate department of Gibson, Dunn & Crutcher, a leading international commercial law firm, Mr. Reihsen established his own firm, Travis & Reihsen, where he served as a corporate/securities partner until 1998.  In 1998, Mr. Reihsen became the lead partner in the corporate/securities section of the law firm Novakov Davis, where he served until 2000.  In 2000, Mr. Reihsen practiced law as a principal of Block & Balestri, a corporate and securities law firm.  In 2000 and 2001, Mr. Reihsen was employed as the Vice President — Corporate Development and Legal of Xybridge Technologies, Inc., a telecommunications software company that Mr. Reihsen helped guide through venture funding, strategic alliances with international telecommunications leaders and its ultimate sale to Zhone Technologies, Inc.

Mr. Reihsen holds FINRA Series 7, 24, 27 and 63 registrations.  Mr. Reihsen received a Bachelor of Arts degree, magna cum laude, from the University of Mississippi and a Juris Doctorate degree, cum laude, from the University of Wisconsin.

Gary S. Bresky, 42, is our Executive Vice President, Chief Financial Officer and Treasurer.  Mr. Bresky is also the Executive Vice President, Chief Financial Officer and Treasurer of our advisor and has served in these and similar executive capacities with other entities sponsored by Behringer Harvard Holdings, LLC, including Behringer Harvard REIT I, Behringer Harvard REIT II, Behringer Harvard Opportunity REIT I, and Behringer Harvard Opportunity REIT II.

Mr. Bresky has been active in commercial real estate and related financial activities for over 15 years.  Prior to joining Behringer Harvard in 2002, Mr. Bresky served as a Senior Vice President of Finance with Harvard Property Trust, Inc. from 1997 to 2001.  In this capacity, Mr. Bresky was responsible for directing all accounting and financial reporting functions and overseeing all treasury management and banking functions for the company.  Mr. Bresky also was integral in analyzing deal and capital structures as well as participating in all major decisions related to any acquisition or sale of assets.

From 1995 until 1996, Mr. Bresky worked in the Real Estate Group at Coopers & Lybrand LLP in Dallas, Texas, where he focused on finance and accounting for both public and private real estate investment trusts.  His experience included conducting annual audits, preparing public securities reporting compliance filings and public real estate securities registration statements for his clients.  From 1989 to 1994, Mr. Bresky worked with Ten West Associates, Ltd. and Westwood Financial Corporation in Los Angeles, California as a real estate analyst and asset manager for two commercial real estate portfolios totaling in excess of $185 million.  From 1988 until 1989, Mr. Bresky worked as an analysts’ assistant for both Shearson-Lehman Bros., Inc. and Hambrecht and Quist Inc.

assisting brokers in portfolio management.  Mr. Bresky holds FINRA Series 7, 24, 27 and 63 registrations.  Mr. Bresky received a Bachelor of Arts degree from the University of California — Berkeley and a Masters of Business Administration degree from the University of Texas at Austin.

M. Jason Mattox, 33, is our Executive Vice President.  Mr. Mattox also serves as an Executive Vice President of our advisor and has served in these and similar executive capacities with other entities sponsored by Behringer Harvard Holdings, LLC, including Behringer Harvard REIT I, Behringer Harvard REIT II, Behringer Harvard Opportunity REIT I, and Behringer Harvard Opportunity REIT II.

From 1997 until joining Behringer Harvard in 2002, Mr. Mattox served as a Vice President of Harvard Property Trust, Inc. and became a member of its Investment Committee in 1998.  From 1999 until 2001, Mr. Mattox served as Vice President of Sun Resorts International, Inc., a recreational property investment company, coordinating marina acquisitions throughout the southern United States and the U.S. Virgin Islands.  From 1999 until 2001, in addition to providing services related to investing, acquisition, disposition and operational activities, Mr. Mattox served as an asset manager with responsibility for over one million square feet of Harvard Property Trust, Inc.’s commercial office assets in Texas and Minnesota, overseeing property performance, management offices, personnel and outsourcing relationships.

Mr. Mattox is a continuing member of the Building Owners and Managers Association and the National Association of Industrial and Office Properties.  Mr. Mattox holds FINRA Series 7, 24 and 63 registrations.  Mr. Mattox received a Bachelor of Business Administration degree, with honors, and a Bachelor of Science degree, cum laude, from Southern Methodist University.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee served as an officer or employee of the Company or any of our subsidiaries during the fiscal year ended December 31, 2008 or formerly served as an officer of the Company or any of our subsidiaries.  In addition, during the fiscal year ended December 31, 2008, none of our executive officers served as a director or member of a compensation committee (or any other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers or directors serving as a member of our board of directors or Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires each director, officer and individual beneficially owning more than 10% of a registered security of the Company to file with the SEC, within specified time frames, initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of common stock of the Company. These specified time frames require the reporting of changes in ownership within two business days of the transaction giving rise to the reporting obligation.  Reporting persons are required to furnish us with copies of all Section 16(a) forms filed with the SEC. Based solely on a review of the copies of such forms furnished to the Company during and with respect to the fiscal year ended December 31, 2008, or written representations that no additional forms were required, the Company believes that, with the exception of one late Form 3 filed by Mr. Kempner to report his appointment as a non-employee director of the Company, all required Section 16(a) filings were timely and correctly made by reporting persons during 2008.

OWNERSHIP OF EQUITY SECURITIES

The following table sets forth information as of March 30, 2009, regarding the beneficial ownership of our common stock by each person known by us to own 5% or more of the outstanding shares of common stock, each of our directors, each named executive officers, and our directors and executive officers as a group.  The percentage of beneficial ownership is calculated based on 20,593,371 shares of common stock outstanding as of March 30, 2009.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percentage of Class
Robert M. Behringer (2)(3)	37,246	*
Robert S. Aisner (3)(4)	6,139	*
Sami S. Abbasi (5)	2,000	*
Roger D. Bowler (6)	2,000	*
Jonathan L. Kempner (7)	—	—
E. Alan Patton (8)	2,000	*
Robert J. Chapman (3)	12,277	*
Mark T. Alfieri (3)	6,139	*
Gerald J. Reihsen, III (3)(9)	6,139	*
Gary S. Bresky (3)(10)	3,069	*
M. Jason Mattox (3)(11)	1,228	*
All current directors and executive officers as a group (11 persons)	78,237	*

*	Represents less than 1%

(1)

For purposes of calculating the percentage beneficially owned, the number of shares of common stock deemed outstanding includes 20,593,371 shares of common stock outstanding as of March 30, 2009; it does not include 1,000 shares of convertible stock owned by Behringer Harvard Multifamily Advisors I. Beneficial ownership is determined in accordance with the rules of SEC that deem shares to be beneficially owned by any person or group who has or shares voting and investment power with respect to such shares.

(2)

Includes 24,969 shares of common stock owned by Behringer Harvard Holdings but does not include 1,000 shares of convertible stock owned by Behringer Harvard Multifamily Advisors I, an indirect subsidiary of Behringer Harvard Holdings. As of March 30, 2009, Mr. Behringer controlled the disposition of approximately 40% of the outstanding limited liability company interests and the voting of 85% of the outstanding limited liability company interests of Behringer Harvard Holdings.

(3)	The address of Messrs. Behringer, Aisner, Chapman, Alfieri, Reihsen, Bresky and Mattox is c/o Behringer Harvard Multifamily REIT I, Inc., 15601 Dallas Parkway, Suite 600, Addison, Texas 75001.

(4)

Does not include 24,969 shares of common stock owned by Behringer Harvard Holdings, of which Mr. Aisner controls the disposition of 4% of the limited liability company interests, or 1,000 shares of convertible stock owned by Behringer Harvard Multifamily Advisors I, an indirect subsidiary of Behringer Harvard Holdings. Mr. Behringer has the right to vote Mr. Aisner’s interest in Behringer Harvard Holdings.

(5)	The address of Mr. Abbasi is c/o Behringer Harvard Multifamily REIT I, Inc., 15601 Dallas Parkway, Suite 600, Addison, Texas 75001.

(6)	The address of Mr. Bowler is c/o Behringer Harvard Multifamily REIT I, Inc., 15601 Dallas Parkway, Suite 600, Addison, Texas 75001.

(7)	The address of Mr. Kempner is c/o Behringer Harvard Multifamily REIT I, Inc., 15601 Dallas Parkway, Suite 600, Addison, Texas 75001.

(8)	The address of Mr. Patton is c/o Behringer Harvard Multifamily REIT I, Inc., 15601 Dallas Parkway, Suite 600, Addison, Texas 75001.

(9)

Does not include 24,969 shares of common stock owned by Behringer Harvard Holdings, of which Mr. Reihsen controls the disposition of 4.5% of the limited liability company interests, or 1,000 shares of convertible stock owned by Behringer Harvard Multifamily Advisors I, an indirect subsidiary of Behringer Harvard Holdings. Mr. Behringer has the right to vote Mr. Reihsen’s interest in Behringer Harvard Holdings.

(10)

Does not include 24,969 shares of common stock owned by Behringer Harvard Holdings, of which Mr. Bresky controls the disposition of 3% of the limited liability company interests, or 1,000 shares of convertible stock owned by Behringer Harvard Multifamily Advisors I, an indirect subsidiary of Behringer Harvard Holdings. Mr. Behringer has the right to vote Mr. Bresky’s interest in Behringer Harvard Holdings.

(11)

Does not include 24,969 shares of common stock owned by Behringer Harvard Holdings, of which Mr. Mattox controls the disposition of 1.5% of the limited liability company interests, or 1,000 shares of convertible stock owned by Behringer Harvard Multifamily Advisors I, an indirect subsidiary of Behringer Harvard Holdings. Mr. Behringer has the right to vote Mr. Mattox’s interest in Behringer Harvard Holdings.

AUDIT COMMITTEE REPORT

The Audit Committee reviews our financial reporting process on behalf of the board of directors.  Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Audit Committee has met and held discussions with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm, regarding the fair and complete presentation of the Company’s results.  The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments.  Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the Company’s independent registered public accounting firm.  The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance).

In addition, the Audit Committee has discussed with the independent registered public accounting firm its independence from the Company and its management, including its advisor and its affiliates, including the matters in the written disclosures and the letter provided to the Audit Committee by the independent registered public accounting firm, as required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence.  The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit.  The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of its examination, the evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors, and the board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.  In addition, the Audit Committee has selected, and the board of directors has ratified the selection of, the Company’s independent registered public accounting firm.  The following non-employee directors, who constitute the Audit Committee, provide the foregoing report.

AUDIT COMMITTEE:

Sami S. Abbasi, Chairman
Roger D. Bowler
Jonathan L. Kempner
E. Alan Patton

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under either Act.

Independent Registered Public Accounting Firm

Deloitte & Touche LLP has served as our independent registered public accounting firm since November 14, 2006.  Our management believes that Deloitte & Touche LLP is knowledgeable about our operations and accounting practices and is well qualified to act as our independent registered public accounting firm.

One or more representatives of Deloitte & Touche LLP have been invited and may be present at the Annual Meeting.  They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit and Other Fees

The following table presents fees for professional services rendered by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) for the audits of our annual financial statements for the years ended December 31, 2008 and 2007:

	2008	2007
Audit Fees (1)	$443,538	$236,320
Audit-Related Fees (2)	424,446	228,411
Tax Fees (3)	24,931	10,000
All Other Fees	—	—
Total Fees	$892,905	$474,731

(1)   Audit fees consist principally of fees for the audit of our annual financial statements and review of our financial statements included in our quarterly reports on Form 10-Q.

(2)   Audit-related fees consist of professional services performed in connection with a review of our financial statements that were included in the registration statements, as amended, for the public offerings of our common stock audits and reviews of historical financial statements for property acquisitions (including compliance with the requirements of Rules 3-05, 3-06, 3-09 or 3-14) and Sarbanes-Oxley Act, Section 404 advisory services.

(3)   Tax fees consist principally of assistance with matters related to tax compliance, tax planning and tax advice.

The Audit Committee considers the provision of these services to be compatible with maintaining the independence of Deloitte & Touche LLP.

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee must approve any fee for services to be performed by the Company’s independent registered public accounting firm in advance of the service being performed. For proposed projects using the services of the Company’s independent registered public accounting firm that are expected to cost under $25,000, the Audit Committee will be provided information to review and must approve each project prior to commencement of any work.  For proposed projects using the services of the Company’s independent registered public accounting firm that are expected to cost $25,000 and over, the Audit Committee will be provided with a detailed explanation of what is being included and asked to approve a maximum amount for specifically identified services in each of the following categories: (a) audit fees; (b) audit-related fees; (c) tax fees; and (d) all other fees for any services allowed to be performed by the independent registered public accounting firm.  If additional amounts are needed, the Audit Committee must approve the increased amounts prior to the previously approved maximum being reached and before the additional work may continue.  Approval by the Audit Committee may be granted at its regularly scheduled meetings or otherwise, including by telephonic or other electronic communications.  The Company will report the status of the various types of approved services and fees, and cumulative amounts paid and owed, to the Audit Committee on a regular basis.

The Audit Committee approved all of the services provided by, and fees paid to, Deloitte & Touche during the years ended December 31, 2008 and 2007.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We do not directly compensate our named executive officers for services rendered to us.  Our executive officers also are officers of Behringer Harvard Multifamily Advisors I, our advisor, and its affiliates and are compensated directly by these entities for providing services to us.  The fees that we pay to our advisor and its affiliates are described in the “Certain Transactions” section below.

If we determine to compensate our named executive officers in the future, the Compensation Committee will review all forms of compensation and approve all stock option grants, warrants, stock appreciation rights and other current or deferred compensation payable with respect to the current or future value of our shares.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement (“CD&A”) with management.  Based on the Compensation Committee’s review of the CD&A and the Compensation Committee’s discussions regarding the CD&A with management, the Compensation Committee recommended to the board of directors, and the board has approved, that the CD&A be included in this Proxy Statement prepared in connection with the Annual Meeting.

COMPENSATION COMMITTEE:

E. Alan Patton, Chairman
Sami S. Abbasi
Roger D. Bowler
Jonathan L. Kempner

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

CERTAIN TRANSACTIONS

Policies and Procedures with Respect to Related Party Transactions

We do not currently have written formal policies and procedures for the review, approval or ratification of transactions with related persons, as defined by Item 404 of Regulation S-K of the Exchange Act. Under that definition, transactions with related persons are transactions in which we were or are a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest. Related parties include any executive officers, directors, director nominees, beneficial owners of more than 5% of our voting securities, immediate family members of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed and in which such person has 10% or greater beneficial ownership interest.

Our charter, however, contains provisions setting forth our ability to engage in certain transactions. Our board reviews all of these transactions as well as any related party transactions. As a general rule, any related party transaction must be approved by a majority of the directors not otherwise interested in the transaction.  In determining whether to approve or authorize a particular related party transaction, these directors will consider whether the transaction between us and the related party is fair and reasonable to us and has terms and conditions no less favorable to us than those available from unaffiliated third parties.

We believe that our general policies and procedures regarding related party transactions are evidenced by the disclosures in our current and prior proxy statements under the caption “Certain Transactions.” We may in the future adopt written policies and procedures regarding related party transactions.

Related Party Transactions

We have no employees and are supported by related party service agreements.  Our advisor and certain of its affiliates earn fees and compensation in connection with the acquisition, management and sale of our assets.

Pursuant to the Dealer Manager Agreement executed September 2, 2008, Behringer Securities LP (“Behringer Securities”), an affiliate of our advisor, serves as the dealer manager for our current public offering (the “Initial Public Offering”) and receives commissions of up to 7% of gross offering proceeds before reallowance of commissions earned by participating broker-dealers.  In connection with the Initial Public Offering, up to 2.5% of gross proceeds before reallowance to participating broker-dealers are paid to Behringer Securities as a dealer manager fee, except that no dealer manager fee is paid on purchases made pursuant to our dividend reinvestment program.  In the Initial Public Offering, Behringer Securities reallows all of its commissions to participating broker-dealers and reallows a portion of its dealer manager fee of up to 2.0% of the gross offering proceeds to be paid to such participating broker-dealers; provided, however, that Behringer Securities may reallow, in the aggregate, no more than 1.5% of gross offering proceeds for marketing fees and expenses, bona fide training and educational meetings and non-itemized, non-invoiced due diligence efforts, and no more than 0.5% of gross offering proceeds for bona fide, separately invoiced due diligence expenses incurred as fees, costs and other expenses from third parties. For the year ended December 31, 2008, we sold 1.1 million shares, and therefore Behringer Securities earned commissions and dealer manager fees of approximately $0.7 million and $0.3 million, respectively. For the year ended December 31, 2007, we sold 14.2 million shares, and therefore Behringer Securities earned commissions and dealer manager fees of approximately $7.9 million and $3.2 million, respectively.

On September 2, 2008, we entered into an Amended and Restated Advisory Management Agreement (the “Advisory Agreement”) with our advisor, Behringer Harvard Multifamily Advisors I.  The board of directors renewed the Advisory Agreement on November 13, 2008 with a term of one year and the option to be renewed for an unlimited number of successive one-year terms.  The board of directors has a duty to evaluate the performance of our advisor annually before the parties can agree to renew the agreement.

All organization and offering expenses (excluding selling commissions and the dealer manager fee) are incurred and paid by Behringer Harvard Multifamily Advisors I or its affiliates. As related to our previous private offering that terminated on December 28, 2007 (the “Private Offering”), we paid Behringer Harvard Multifamily Advisors I a fixed rate of 1.5% of gross offering proceeds, regardless of whether the actual amount of organization and offering expenses is greater or less than 1.5% of gross offering proceeds. We began receiving proceeds from our Private Offering in April 2007 and terminated the Private Offering on December 28, 2007. We began receiving proceeds from our Initial Public Offering in October 2008.  For the years ended December 31, 2008 and 2007, Behringer Harvard Multifamily Advisors I earned approximately $0.2 million and $1.9 million, respectively, for organization and offering expenses. Under the terms of the Advisory Agreement, we will reimburse Behringer Harvard Multifamily Advisors I for all organization and offering costs they have incurred not to exceed 1.5% of our gross Initial Public Offering proceeds, including costs of the Private Offering in excess of the organization and offering costs.  As of December 31, 2008, we estimated our obligation to reimburse offering expenses in an amount of approximately $6.9 million and recorded it as a reduction of additional paid-in capital.

On April 1, 2009, the Company and Behringer Harvard Multifamily Advisors I entered into the Second Amended and Restated Advisory Management Agreement (the “Second Amended and Restated Advisory Agreement”), effective immediately.  The Second Amended and Restated Advisory Agreement amends the Advisory Agreement regarding reimbursement of organization and offering expenses in several respects.

Pursuant to the Advisory Agreement, the Company was required to reimburse Behringer Harvard Multifamily Advisors I for organization and offering expenses related to a public offering of shares (other than pursuant to a distribution reinvestment plan) and any organization and offering expenses previously advanced by our advisor related to a prior offering of shares to the extent not previously reimbursed by the Company out of proceeds from the prior offering.  However, such reimbursement by the Company was not required to the extent that the reimbursement would cause the total amount of organization and offering expenses (other than selling commissions and the dealer manager fee) paid by the Company to exceed 1.5% of the gross proceeds of the public offering as of the date of reimbursement.  Pursuant to the Second Amended and Restated Advisory Agreement, the Company’s obligation to reimburse our advisor for organization and offering expenses is no longer capped as of the date of reimbursement.  However, Behringer Harvard Multifamily Advisors I remains obligated to reimburse the Company after the completion of the public offering to the extent that organization and offering expenses (other than selling commissions and the dealer manager fee) paid by the Company exceed 1.5% of the gross proceeds of the completed public offering. The Company’s reimbursement of organization and offering expenses related to subsequent public offerings of shares also will not be capped as of the date of reimbursement, unless the terms are amended by the parties upon renewal of the Second Amended and Restated Advisory Agreement.

Further, the Advisory Agreement did not discuss our advisor’s obligations to reimburse the Company for organization and offering expenses upon the termination of the agreement.  The Second Amended and Restated Advisory Agreement provides that if the Second Amended and Restated Advisory Agreement is terminated or not renewed due to a material breach by our advisor, our advisor must reimburse the Company within 15 days after the end of the month in which the public offering terminates to the extent that organization and offering expenses (other than selling commissions and the dealer manager fee) incurred by the Company related to the public offering or a prior offering to the extent not previously reimbursed by the Company through the termination date exceed 1.5% of the gross proceeds from the completed public offering.  If the Second Amended and Restated Advisory Agreement is terminated or not renewed for reasons other than a material breach by Behringer Harvard Multifamily Advisors I, the Second Amended and Restated Advisory Agreement requires our advisor to reimburse the Company within 15 days after the end of the month in which the public offering terminates to the extent that organization and offering expenses (including selling commissions and the dealer manager fee) incurred by the Company in connection with the public offering through the termination date exceed 15% of the gross offering proceeds from the completed public offering.

Included in general and administrative expense for the year ended December 31, 2008 is approximately $0.5 million for accounting and legal personnel costs incurred on our behalf by Behringer Harvard Multifamily Advisors I under the Advisory Agreement. None were incurred for the year ended December 31, 2007. These obligations are typically settled in cash within ninety days.

Through September 2008, Behringer Harvard Multifamily Advisors I or its affiliates received acquisition and advisory fees of 2.5% of (1) the contract purchase price paid or allocated in respect of the development, construction or improvement of each asset acquired directly by us, including any debt attributable to these assets, or (2) when we make an investment indirectly through another entity, our pro rata share of the gross asset value of real estate investments held by that entity.  Behringer Harvard Multifamily Advisors I or its affiliates also received 2.5% of the funds advanced in respect of a loan or other investment.  Behringer Harvard Multifamily Advisors I or its affiliates were reimbursed for all expenses related to the selection and acquisition of assets, whether or not acquired by us.  We began acquiring real estate investments in April 2007.  Under the Advisory Agreement dated September 2, 2008, these rates were reduced to 1.75%. For the year ended December 31, 2008 and 2007, Behringer Harvard Multifamily Advisors I earned acquisition and advisory fees of approximately $1.8 million and $2.6 million, respectively.

Behringer Harvard Multifamily Advisors I or its affiliates will also receive a non-accountable acquisition expense reimbursement in the amount of 0.25% of (a) funds advanced in respect of a loan or other investment and (b) the funds paid for purchasing an asset, including any debt attributable to the asset, plus 0.25% of the funds budgeted for development, construction or improvement in the case of assets that we acquire and intend to develop, construct or improve. We will also pay third parties, or reimburse the advisor or its affiliates, for any investment-related expenses due to third parties in the case of a completed investment, including, but not limited to, legal fees and expenses, travel and communication expenses, costs of appraisals, accounting fees and expenses, third-party brokerage or finder’s fees, title insurance, premium expenses and other closing costs; we have no obligation to our advisor unless the acquisition is completed. Our advisor will be responsible for, and we have no obligation for, paying all of the expenses it incurs associated with persons employed by the advisor to the extent dedicated to making investments for us, such as wages and benefits of the investment personnel.  Our advisor will also be responsible for, and we have no obligation for, paying all of the investment-related expenses that we or our advisor incurs that are due to third parties with respect to investments we do not make.  For the year ended December 31, 2008, Behringer Harvard Multifamily Advisors I earned acquisition expense reimbursement of approximately $0.1 million.  No fees were earned in 2007.

Behringer Harvard Multifamily Advisors I or its affiliates will receive debt financing fees of 1% of the amount available to us under debt financing originated or refinanced by or for us. It is anticipated that our advisor will pay some or all of these fees to third parties with whom it subcontracts to coordinate financing for us. We began acquiring real estate investments in April 2007. For the year ended December 31, 2008 and 2007, Behringer Harvard Multifamily Advisors I earned debt financing fees of $0 and $0.2 million, respectively.

On September 2, 2008, the Company entered into an Amended and Restated Property Management Agreement (the “Property Management Agreement”) with our operating partnership and our property manager, Behringer Harvard Multifamily Management Services, LLC (“BHM Management”). The Property Management Agreement has a term of two years from the effective date of the original property management agreement and will terminate on November 21, 2010, with automatic renewal periods of two years. If no party gives written notice to the other at least thirty days prior to the expiration date of the agreement that it will terminate, then it will automatically continue for consecutive two-year periods. The Property Management Agreement also provides that, in the event the Company terminates its advisory management agreement with Behringer Harvard Multifamily Advisors I, BHM Management, upon at least thirty days prior written notice, will have the right to terminate the agreement.

Through September 2008, we paid BHM Management fees for the management of our properties, which may be subcontracted to unaffiliated third parties. Such fees were equal to 3.75% of gross revenues. In the event that we contract directly with a non-affiliated third party property manager in respect of a property, we will pay BHM Management an oversight fee equal to 1% of gross revenues of the property managed. Under the terms of the Property Management Agreement, the oversight fee was reduced to 0.5%. In no event will we pay both a property management fee and an oversight fee to BHM Management with respect to a particular property. We will reimburse the costs and expenses incurred by BHM Management on our behalf, including fees and expenses of apartment locators and third-party accountants, the wages and salaries and other employee-related expenses of all on-site employees of BHM Management who are engaged in the operation, management, maintenance or access control of our properties, including taxes, insurance and benefits relating to such employees, and legal, travel and other out-of-pocket expenses that are directly related to the management of specific properties. For the year ended December 31, 2008, BHM Management earned approximately $13,000.  No fees were earned in 2007.

Through September 2008, Behringer Harvard Multifamily Advisors I received a monthly asset management fee for each asset. This amount was calculated based upon one-twelfth of 1% of aggregate asset value, as defined, as of the last day of the preceding month. We began acquiring real estate investments in April 2007. Under the Advisory Agreement, this fee is 0.75% of the higher of the cost of investment or value of the investment. For the year ended December 31, 2008 and 2007, Behringer Harvard Multifamily Advisors I earned asset management fees of approximately $0.9 million and $0.2 million, respectively.

Behringer Harvard Multifamily Advisors I or its affiliates are paid a disposition fee if our advisor provides a substantial amount of services, as determined by our independent directors, in connection with the sale of one or more properties.  In such event, we will pay our advisor (1) in the case of the sale of real property, the lesser of:  (A) one-half of the aggregate brokerage commission paid (including the subordinate disposition fee) or if none is paid, the amount that customarily would be paid or (B) 3% of the sales price of each property sold, and (2) in the case of the sale of any asset other than real property, 3% of the sales price of such assets.  This fee shall not be earned or paid unless and until the stockholders have received total distributions in an amount equal to or in excess of the sum of the aggregate capital contributions by stockholders plus a 7% cumulative, non-compounded, annual return on such capital contributions. Subordinated disposition fees that are not payable at the date of sale because stockholders have not yet received their required minimum distributions will be deferred and paid at such time as these subordination conditions have been satisfied.

We will pay a development fee to an affiliate in an amount that is usual and customary for comparable services rendered to similar projects in the geographic market of the project; provided, however, we will not pay a development fee to an affiliate of our advisor if our advisor or any of its affiliates elects to receive an acquisition and advisory fee based on the cost of such development. Behringer Harvard Multifamily Advisors I and its affiliates have earned no development fees since our inception.

We issued to Behringer Harvard Multifamily Advisors I 1,000 shares of convertible stock for an aggregate purchase price of $1,000.  Under limited circumstances, these shares may be converted into shares of our common stock, thereby resulting in dilution of the stockholders’ interest in us.  Our convertible stock will convert into shares of common stock on one of two events. First, it will convert if we have paid distributions to common stockholders such that aggregate distributions are equal to 100% of the price at which we sold our outstanding shares of common stock plus an amount sufficient to produce a 7% cumulative, non-compounded, annual return at that price. Alternatively, the convertible stock will convert if we list our shares of common stock on a national securities exchange and, on the 31st trading day after listing, the value of our company based on the average trading price of our shares of common stock since the listing, plus prior distributions, combine to meet the same 7% return threshold for our common stockholders. Each of these two events is a “Triggering Event.” Upon a Triggering Event, our convertible stock will, unless our advisory management agreement with Behringer Harvard Multifamily Advisors I has been terminated or not renewed on account of a material breach by our advisor, generally convert into shares of common stock with a value equal to 15% of the excess of the value of the company plus the aggregate value of distributions paid to date on the then outstanding shares of our common stock over the aggregate issue price of those outstanding shares plus a 7% cumulative, noncompounded, annual return on the issue price of those outstanding shares. However, if our advisory management agreement with Behringer Harvard Multifamily Advisors I expires without renewal or is terminated (other than because of a material breach by our advisor) prior to a Triggering Event, then upon a Triggering Event the holder of the convertible stock will be entitled to a prorated portion of the number of shares of common stock determined by the foregoing calculation, where such proration is based on the percentage of time that we were advised by Behringer Harvard Multifamily Advisors I.

For other expenses paid or incurred by Behringer Harvard Multifamily Advisors I in connection with the services provided to us that are not covered by a fee, we will reimburse our advisor, subject to the limitation that we will not reimburse our advisor for any amount by which its operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceeds the greater of:  (A) 2% of our average invested assets (“AIA”), or (B) 25% of our net income determined without reduction for any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of our assets for that period.  Notwithstanding the above, we may reimburse the advisor for expenses in excess of this limitation if a majority of our independent directors determines that such excess expenses are justified based on unusual and non-recurring factors. For the trailing twelve months ended December 31, 2008, total operating expenses of approximately $2.5 million exceeded 2% of our AIA (which was approximately $1.9 million) by approximately $0.6 million.  Our board of directors, including all of our non-employee directors, have reviewed this analysis and unanimously determined the excess to be justified considering the fact that we were in the registration for our initial public offering of common stock from December 31, 2007 through September 2, 2008 and our rate of investments thereafter caused the expenses incurred as a result of being a public company for audit and legal services, director and officer liability insurance and fees for board of directors members in connection with service on the board of directors and its committees to be disproportionate to the Company’s AIA and net income, as defined above.

We are dependent on Behringer Harvard Multifamily Advisors I, Behringer Securities and BHM Management for certain services that are essential to us, including the sale of shares of our common stock, asset acquisition and disposition decisions, property management and leasing services and other general administrative responsibilities. In the event that these companies were unable to provide us with the respective services, we would be required to obtain such services from other sources.

Additional Information

Householding

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family.  Each stockholder continues to receive a separate proxy card.  The procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing costs.  Only one copy of this Proxy Statement and the attached annual report will be sent to certain beneficial stockholders who share a single address, unless any stockholder residing at that address has given contrary instructions.

If any beneficiary stockholder residing at such an address desires at this time to receive a separate copy of this Proxy Statement and the attached annual report or if any such stockholder wishes to receive a separate proxy statement and annual report in the future, the stockholder should contact the Investment Services Department by phone at 866.655.3650, or by mail at Behringer Harvard Multifamily REIT I, Inc., Attn: Investment Services, 15601 Dallas Parkway, Suite 600, Addison, Texas 75001.

Stockholder Proposals

The rules promulgated by the SEC require that any proposal by a stockholder for inclusion in the proxy materials for the 2010 Annual Meeting of Stockholders must be received by us no later than December 31, 2009.  Under such rules, we are not required to include stockholder proposals in our proxy materials unless certain other conditions specified in the rules are met.

In addition, nominations by stockholders of candidates for director or proposals of other business by stockholders not intended to be included in our proxy materials must be submitted in accordance with our bylaws.  Our bylaws currently provide that, in order for a stockholder to bring any business or nominations before the Annual Meeting of Stockholders, certain conditions set forth in Section 2.13 of our bylaws must be complied with, including, but not limited to, delivery of notice, not less than 120 days nor more than 150 days prior to the first anniversary of the mailing of the notice for the annual meeting held in the prior year.  Accordingly, under our current bylaws, a stockholder nomination or proposal intended to be considered at the 2010 Annual Meeting of Stockholders must be received by us no earlier than December 1, 2009 and not later than December 31, 2009.  Our Secretary will provide a copy of our bylaws upon written request and without charge.

We have adopted a process for stockholders to send communications to our board.  A description of the manner in which stockholders can send such communications appears above under “Communication with Directors” and can also be found on the website maintained for us at www.behringerharvard.com.

OTHER MATTERS

We are not aware of any other matter to be presented for action at the Annual Meeting other than those mentioned in the Notice of Annual Meeting of Stockholders and referred to in this Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS,

Daniel J. Rosenberg
Secretary

FOLD AND DETACH HERE WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day. Nominees: 01 Robert M. Behringer 02 Robert S. Aisner 03 Sami S. Abbasi 04 Roger D. Bowler 05 Jonathan L. Kempner 06 E. Alan Patton Please mark your votes as indicated in this example X INTERNET http://www.eproxy.com/bhmf Use the Internet to authorize your proxy. Have your proxy card in hand when you access the web site. BEHRINGER HARVARD MULTIFAMILY REIT I, INC. TELEPHONE 1-866-580-9477 Use any touch-tone telephone to authorize your proxy. Have your proxy card in hand when you call. There is NO CHARGE to you for the call. If you authorize your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Signature Signature Date NOTE: Please sign as name appears hereon. Joint owner signature required only if notice has been given to the Secretary of the Company that the signature of a single joint tenant or tenant in common owner is not sufficient to bind all owners. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders: The Proxy Statement and the 2008 Annual Report to Stockholders are available at: http://www.behringerharvard.com/proxy 48202 OR FOR ALL WITHHOLD ALL *FOR ALL EXCEPT 2. To vote and otherwise represent the undersigned on any other matter that may properly come before the meeting or any adjournment or postponement thereof in the discretion of the proxy holder. The votes entitled to be cast by the Stockholder will be cast as directed by the Stockholder. If this Proxy is executed but no direction is given, the votes entitled to be cast by the Stockholder will be cast “FOR ALL” nominees in Proposal 1. The votes entitled to be cast by the Stockholder will be cast in the discretion of the proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof. 1. ELECTION OF DIRECTORS The Board of Directors and management recommend you to vote “FOR ALL.” (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “For All Except” box and write that nominee’s name in the space provided below.) *For All Except ___________________________________________________________

FOLD AND DETACH HERE PROXY BEHRINGER HARVARD MULTIFAMILY REIT I, INC. Annual Meeting of Stockholders – June 23, 2009 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Gerald J. Reihsen, III, Gary S. Bresky, M. Jason Mattox, and Daniel J. Rosenberg, or any of them individually and each of them, with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Behringer Harvard Multifamily REIT I, Inc. Common Stock that the undersigned is entitled to vote as of the Record Date and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held June 23, 2009 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying proxy statement, each of which is hereby incorporated by reference, and revokes any proxy heretofore given with respect to such meeting. When shares are held by joint tenants or tenants in common, the signature of one shall bind all unless the Secretary of the Company is given written notice to the contrary and furnished with a copy of the instrument or order which so provides. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by authorized person. (Continued and to be marked, dated and signed, on the other side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 48202 YOUR VOTE IS IMPORTANT! You can authorize a proxy in one of three ways: 1. Vote by Telephone: Call toll-free 1-866-580-9477 on a touch-tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call. or 2. Vote by Internet at our Internet Address: http://www.eproxy.com/bhmf Follow the instructions provided there. or 3. Vote by Mail: Mark, sign and date your proxy card and return it promptly in the enclosed envelope. PLEASE VOTE